Exhibit 99.1

Perma-Fix Completes Sale of Orlando Facility for $2.0 Million

ATLANTA – October 17, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced it has completed the sale of Perma-Fix of Orlando, Inc. (“PFO”) for $2.0 million subject to certain working capital adjustments.  PFO had been previously classified as discontinued operations.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “We are pleased to complete the sale of our Orlando facility, which further enhances our balance sheet.  This transaction brings us one step closer to completing the divestiture of our Industrial Segment, which has allowed us to focus greater resources on our growing Nuclear Segment.”

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company's increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and nuclear utilities. The Company's industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

Please visit us on the World Wide Web at  http://www.perma-fix.com.

Contacts:
David K. Waldman and Klea Theoharis-US Investor Relations
Crescendo Communications, LLC
 (212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316